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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of the 14th day of Feburary, 2000, between NET.B@NK, INC. (the "Company"), the parent bank holding company of NET.B@NK, a federal savings bank (collectively, the "Employer"), and MICHAEL R. FITZGERALD, a resident of the State of Georgia (the "Executive").

                                    RECITALS:

         The Company desires to employ the Executive as the President of the Employer and the Executive desires to accept such employment.

         In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:


1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

      1.1 "AGREEMENT" shall mean this Agreement and any Exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

      1.2 "AFFILIATE" shall mean any business entity which controls, is controlled by, or is under common control with, the Employer.

      1.3 "AVERAGE MONTHLY COMPENSATION" shall mean the quotient determined (a) by dividing the sum of the Executive's then-current annual Base Salary (as defined in Section 4.1), and Incentive Compensation (as set forth in Section 4.2(a)) (b) by twelve (12). For this purpose, Incentive Compensation dependent on Executive's performance shall be based upon the greater of the Incentive Compensation earned by Executive in the prior calendar year or the Incentive Compensation which would be earned by Executive by annualizing the performance of the Employer based on year-to-date performance.

      1.4 "BUSINESS OF THE EMPLOYER" shall mean the business conducted by the Employer, which is internet-based commercial banking.

      1.5   "CAUSE" shall mean:

            1.5.1  With respect to termination by the Company:

                 (a) A material breach of the terms of this Agreement by the
            Executive (including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, or a breach of any representation or warranty of the Executive set forth herein); which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Company;
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                 (b) Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

                 (c)  The conviction of the Executive of a felony;

                 (d) Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

                 (e) Conduct by the Executive that results in removal from his position as an officer or executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Executive.

            1.5.2 With respect to termination by the Executive, a material diminution in the powers, responsibilities or duties of Executive hereunder, or the failure of the Boards of Directors of the Bank and the Company to elect him as President, or a material breach of the terms of this Agreement by the Company which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Company by the Executive.

      1.6 "CHANGE IN CONTROL" of the Employer shall mean any transaction wherein fifty percent (50%) of the shares of the Bank or the Company, plus at least one additional share, are directly or indirectly transferred by sale, gift, merger, exchange or any other means to new owners other than an Affiliate of such person or entity transferring such shares or if a majority of the members of the Board of Directors of the Bank or of the Company are replaced within a twelve (12) month period.

      1.7 "INITIAL TERM" shall mean that period of time commencing on the date of execution of this Agreement by the Company and the Executive and running until the earlier of two (2) years thereafter or any termination of employment of the Executive under this Agreement as provided for in Section 3.

      1.8 "PERMANENT DISABILITY" shall mean the total inability of the Executive to perform his duties under this Agreement for a period of ninety (90) consecutive days as certified by a physician chosen by the Company and reasonably acceptable to the Executive; provided, however, if the Executive is covered by a disability insurance policy, the term "permanent disability" shall have the meaning set forth in such policy.

      1.9   "PROPRIETARY INFORMATION" shall mean:

            (a)  Information related to the Employer or any Affiliate,

                 (i) Which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value

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                 from its disclosure or use; and

                 (ii) Which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and

            (b) All tangible reproductions or embodiments of such information.

Assuming the criteria in (a)(i) and (a)(ii) above are satisfied, Proprietary Information includes, but is not limited to, technical and nontechnical data related to the compilations, programs, methods, techniques, finances, actual or potential customers and suppliers, existing and future products, and employees of the Employer or its Affiliates. Proprietary Information also includes information which has been disclosed to the Employer or its Affiliates by a third party and which the Employer or any Affiliate is obligated to treat as confidential.

      1.10 "TERM" shall mean the Initial Term and all subsequent renewal periods. The Term shall be automatically extended on each day for one additional day, beginning on the first day of the Initial Term, so that the Term shall remain a two-year term until either party gives written notice to the other that the automatic extensions shall cease, whereupon the Term shall expire on the day preceding the second anniversary of the date of delivery of the written notice.

2.    DUTIES.

      2.1 The Executive is employed as the President of the Employer and, subject to the direction of the Chief Executive Officer and Board of Directors of the Employer, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business. The current duties and responsibilities of the Executive are set forth on EXHIBIT A attached hereto.

      2.2 In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall: (1) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted), and faithfully and industriously perform such duties; (2) diligently follow and implement all management policies and decisions communicated to him by the Chief Executive Officer and Board of Directors of the Employer; and (3) timely prepare and forward to the Chief Executive Officer and Board of Directors of the Employer all reports and accounting as may be requested of the Executive.

      2.3 The Executive shall devote substantially his entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity which is competitive in nature; or interferes with his ability to perform his duties fully; or which promotes an activity inconsistent with the nature or status of the Employer, whether or not such activity is

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pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from (1) investing his personal assets in businesses which (subject to item (2) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor, (2) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer, and (3) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as such activity does not materially interfere with the performance of his duties hereunder.

3.    TERM AND TERMINATION.

      3.1 TERM. This Agreement shall remain in effect for the Term. However, notwithstanding the provisions of Section 1.7, (i) no extension shall be granted that would extend the term of this Agreement beyond the last day of the month during which the Executive attains age 65, and (ii) this Agreement shall terminate upon the death or Permanent Disability of Executive.

      3.2 TERMINATION. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

            3.2.1  By the Company:

(a)  For Cause, with no prior notice except as provided in Section 1.5.1; or

                 (b) Without Cause at any time, provided that the Company shall give the Executive thirty (30) days prior written notice of its intent to terminate.

            3.2.2  By the Executive:

                 (a)  For Cause, with no prior notice except as provided in
            Section 1.5.2; or

                 (b) Without Cause, provided that the Executive shall give the
            Company thirty (30) days prior written notice of his intent to terminate.

            3.2.3 By the Executive within twelve (12) months following a Change in Control of the Employer, provided that the Executive shall give written notice to the Company of his intention to terminate this Agreement within such period.

            3.2.4 At any time upon mutual, written agreement of the parties.


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      3.3 EFFECT OF TERMINATION. The effect of termination of the employment of the Executive pursuant to Section 3.2 shall be as follows:

            3.3.1  In the event of termination by the Company:

                 (a) For Cause, pursuant to Section 3.2.1(a), the Company shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

                 (b) Without Cause, pursuant to Section 3.2.1(b), the Company shall be required to meet its obligations to the Executive under
            Section 3.4 below.

            3.3.2  In the event of termination by the Executive:

                 (a) For Cause, pursuant to Section 3.2.2(a), the Company shall be required to meet its obligations to the Executive under Section
            3.4 below.

                 (b) Without Cause, pursuant to Section 3.2.2(b), the Executive shall have no further obligation to the Company.

            3.3.3 In the event of termination by the Executive in connection with a Change in Control pursuant to Section 3.2.3, the Company shall be required to meet its obligations to the Executive under
            Section 3.4 below.

            3.3.4 In the event of termination upon mutual agreement of the parties pursuant to Section 3.2.4, the Company shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4.1 on the effective date of termination unless otherwise set forth in the written agreement.

      3.4 TERMINATION PAYMENTS. In the event Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to
Section 3.3.1(b), Section 3.3.2(a) or Section 3.3.3, the Company shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product of the (a) Average Monthly Compensation multiplied by (b) twenty-four (24). In addition, from the effective date of the termination through the then unexpired portion of the Term (or, if greater, for a period of twelve months following the effective date of the termination) (the "Severance Period"), the Company shall cause the Bank to continue to provide to the Executive, to the extent practicable, the benefits described in Section 4.3; provided, however, that in lieu of providing health benefits, the Company shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Bank to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Bank. To the extent the Company determines that the continuation of any other

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benefits by the Bank is not practicable, the Company shall pay the Executive an amount equal to what would have been the Bank's cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents if the coverage could have been continued.

Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which the Executive has the right to receive from the Employer (the "Total Payments") would constitute a "parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the "Code"), the Executive shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive (the "Excise Taxes")) if the Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments being subject to Excise Taxes (the "Reduced Payments"), in which case the Executive shall be entitled only to the Reduced Payments. If the Executive is to receive the Reduced Payments, the Executive shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

4. COMPENSATION. The Executive shall receive the following salary and benefits:

      4.1 BASE SALARY. During the Initial Term, the Executive shall be compensated at a base rate of $200,000 per annum (the "Base Salary"). The Executive's salary shall be reviewed by the Chief Executive Officer and the Compensation Committee of the Board of Directors annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Chief Executive Officer and the Compensation Committee of the Board of Directors. Such salary shall be payable in accordance with the employer's normal payroll practices.

      4.2   INCENTIVE COMPENSATION.

                 (a) The Executive shall be entitled to an annual incentive bonus determined in accordance with the criteria set forth in EXHIBIT B attached hereto (the "Incentive Compensation"). The Incentive Compensation shall set a target bonus equal to forty percent (40%) of Base Salary and a maximum bonus equal to one hundred percent (100%) of Base Salary.

                 (b) The Executive shall be entitled to participate in such option, bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

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      4.3 BENEFITS.

                 (a) In addition to the Base Salary and Incentive Compensation, the Executive shall be entitled to such other benefits as may be available from time to time for executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits, and such other benefits as the Employer deems appropriate.

                 (b) The Company specifically agrees to reimburse the Executive for reasonable business expenses incurred by him in performance of his duties hereunder, as approved from time to time by the Chief Executive Officer; provided that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with Internal Revenue Service regulations.

                 (c) On a non-cumulative basis the Executive shall be entitled to four (4) weeks of vacation in each year of this Agreement, during which his compensation shall be paid in full. At least two consecutive weeks each year must be taken by the Executive for vacation, with other vacation to be taken at the time the Executive determines appropriate, taking into account the requirements of the Employer.

                 (d) The Executive shall be reimbursed for membership in a
            Country Club approved by the Chief Executive Officer, and shall be provided with an executive car approved by the Chief Executive Officer.

                 (e) Options shall be granted as part of the Incentive
            Compensation Agreement. See Section 4.2.

      4.4 WITHHOLDING. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.    PROPRIETARY INFORMATION.

      5.1 TREATMENT OF PROPRIETARY INFORMATION. As a senior management official of the Employer, the Executive has access to Proprietary Information. The Executive agrees to maintain the confidentiality of all Proprietary Information throughout the Term and for a period of two (2) years after the termination of this Agreement.

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      5.2 OBLIGATIONS OF EXECUTIVE. During the period described in Section 5.1, the Executive will hold the Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information except to the extent necessary to perform the duties assigned to him by the Employer.

      5.3 DELIVERY UPON TERMINATION. Upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Proprietary Information then in his possession or control.

6. NON-COMPETITION. The Executive agrees that during his employment by the Employer and, in the event of his termination, other than pursuant to Sections 3.3.1(b) or 3.3.2(a), for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Company), within the Atlanta Metropolitan (RMA) Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, in any capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION. The Executive agrees that during his employment by the Employer and, in the event of his termination, other than pursuant to Sections 3.3.1(b) or 3.3.2(a), for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Company), within the Atlanta Metropolitan (RMA) Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer's customers or vendors, including actively-sought prospective customers or vendors, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EXECUTIVES. The Executive agrees that during his employment by the Employer and, in the event of his termination, other than pursuant to Sections 3.3.1(b) or 3.3.2(a), for a period of twelve (12) months thereafter, he will not, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent

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injunctions to prevent a breach or contemplated breach of any of the covenants. The Company and the Executive agree that all remedies available to the Company or the Executive, as applicable, shall be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

            (i)  If to the Company, to it at:

                 Net.B@nk, Inc.
                 Royal Centre Three
                 Suite 100
                 Alpharetta, Georgia  30022
                 Attn:  Chief Executive Officer

            (ii) If to the Executive, to him at:

                  Michael R. Fitzgerald
                 720 N. Park Lane
                 Alpharetta, Georgia  30004

12. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

13. WAIVER. A waiver by the Company of any breach of this Agreement by the Executive shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

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14. ATTORNEYS' FEES. In the event of litigation between the parties concerning this Agreement, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

15. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the state of Georgia.

16. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Company or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

17. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

18. SURVIVAL. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder.

      IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first shown above.

                                             THE COMPANY:

                                             NET.B@NK, INC.

                                            By:    /s/ D.R. Grimes
                                                   -----------------------------
                                            Name:  D.R. Grimes
                                            Title: Chief Executive Officer


                                             THE EXECUTIVE:

                                             /s/ Michael R. Fitzgerald
                                             -----------------------------------
                                             Michael R. Fitzgerald


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                                    EXHIBIT A

                             Duties of the Executive

The initial duties of the Executive shall include, in addition to any other duties assigned the Executive by the Boards of Directors of the Employer or its designee, the following:

- Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality executives at all levels.

- With the Board of Directors of the Bank and the Chief Executive Officer, develop a long-term strategy for the Bank that creates shareholder value.

- Develop and recommend to the Chief Executive Officer and the Board of Directors of the Bank annual business plans and budgets that support the Bank's long-term strategy.

- Use best efforts to achieve the Bank's financial and operating goals and objectives.

- Improve the quality and value of the products and services provided by the Bank.

- Insure that the Bank maintains a satisfactory competitive position within its industry.

-     Implement major corporate policies.

- Insure that the Bank maintains satisfactory compliance with SEC, Accounting and OTS regulations and procedures.




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                                    EXHIBIT B

      To be finalized upon completion of the independent study currently being conducted.